EXHIBIT 10.22

Note:  CONFIDENTIAL TREATMENT REQUESTED
WITH RESPECT TO CERTAIN PORTIONS HEREOF
DENOTED WITH “***”

Targeted Medical Pharma, Inc.
2980 Beverly Glen Circle, Suite 301, Los Angeles CA 90077 310 474-9809.

AGENCY AGREEMENT

This Agreement has been entered into on March 29, 2010 between; Biomatrix Pharma a foreign company (“BP”) under the laws of Lebanon with principal offices at Sassine Square-Rehawi bldg. 3rd Floor, Ashrafieh, Beirut, Lebanon., and

Targeted Medical Pharma Inc., a Delaware corporation in the United States established under the laws of the State of California, located at 2980 Beverly Glen Circle, Suite 301, Los Angeles, CA 90077, USA hereinafter referred to as “TMP.”

WHEREAS,

TMP hereby represents, certifies and warrants that it is the sole owner of all the rights, titles and product patents and is also responsible for the Product manufacturing process;

BP is willing to market and sell the said Product within the Territory; BP has duly informed TMP about its interest in the Products, the purchase, packaging and bringing the said Products into the markets of the Territory, BP shall file the necessary applications for the registration and authorizations within the territory on behalf of TMP.

TMP hereby agrees on the terms and conditions set forth in this Agreement to grant BP all the necessary rights for the packing, marketing implementation and the distribution of the Products within the Territory under the condition that SP shall satisfy its entire Product demand exclusively from TMP as per the terms and conditions of the this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and intending to be legally bound, the Parties hereto agree as follows:

1. Definitions

For the purposes of the above Agreement the below listed terms shall have the following meaning:

l:”Products” shall mean a protected medical food formula exclusively developed by TMP, manufactured in the United States of America and sold under the TMP’s brand names: *******, or any newly developed US Medical Food classified product (“New Product”) that is offered to SP by TMP. BP shall have the right but not the obligation within *****-days to order a minimum of ***** bottles of new product. In the event BP does not order the minimum amount of New Product within ***** days TMP shall have the right but not the obligation to withdraw the offer of licensing New Product to BP.

2. “Territory” shall mean the following countries: Algeria, Morocco, Tunisia, Bahrain, Egypt, Iraq, Jordan, Kuwait, Lebanon, Ubya, Morocco, Oman, Qatar, Saudi Arabia, Sudan, Syria, Tunisia, UAE, Yemen, Turkey.

3.”Affiliate” shall mean for each of the Parties a company, corporation, organization or entity which directly or indirectly controls or is directly or indirectly being controlled by or is under joint control with such a party,

4.”Brand Names” mean trademark brand names Trademarked in the United States of America for the following Products: *****, or any new product that TMP may introduce in due course.

2. Interpretation

2.1 Any and all Annexes of the above Agreement constitute the integral part thereof.

2.2 The titles used in the above Agreement serve only for convenience and shall not be interpreted as having any influence on the meaning or the structure of any of the terms and conditions, stipulations and agreements of the above Agreement.

2.3 Any and all changes or amendments to the above Agreement including to any and all Annexes thereof made in writing and signed by the properly authorized representatives of both Parties.

3. License

3.1 Within the framework of the above Agreement TMP grants BP an exclusive license for the use within the defined Territory for the following operations:

a)	the sale and marketing of the Products within the Territory;

b)
using the Products’ registration documentation containing all documents necessary for the registration of the food products required by appropriate authorities in the countries composing the Territory.

3.2. TMP gives Bf the rights to grant Product sales and marketing sublicenses in the selected countries within the Territory.

3.3. SP is not granted rights for manufacturing operations.

3.4. Exclusive rights shall mean that TM P cannot directly nor through its controlled companies or any third Party manufacture nor conduct the marketing activities of the said Products within the Territory nor to market the Products within the area encompassed by the Territory.

3.5. TMP will have the right to limit exclusivity rights for the sale and marketing of the Products for a particular country in the Territory if BP or its appointed partners to whom Bf granted sublicenses will fail to launch the Product in a specific country in the Territory within ***** months. Expiration of the exclusivity rights shall pertain only to the rights of sale and distribution in a given country in which the date of introducing the said Products to the market has not been adhered to and shall not bear any influence on the scope of rights granted to BP.

Regarding other countries of the Territory. If BP will be able to launch the Products after the said ***** months period TM P has the right but not the obligation to ,again grant exclusivity rights for the sale and marketing of the Products in that specific country. Additionally, BP shall be subject to a minimum purchase of Product on an annual basis in order to maintain the exclusive right to sell in the Territory.

3.6. Additionally; TMP grants BP the right to obtain a license for additional (2) medical food products not encompassed by the above Agreement on the same terms and conditions as those in the license Agreement based on patent application, which shall be developed by TMP in the future during the period of the license Agreement’s enforceable period.

3.7 BP rights of sale and marketing of Products shall be limited to the Territory. BP and its sub licensees shall agree not to sell Product in any country outside the Territory. TMP shall have the right but not the obligation to terminate this Agreement upon written notification to BF if TMP discovers and verifies to BP that Product Iicens8.d to BP or its sub licensees are actively being sold and marketed in a country outside the Territory.

4. The first phase of the cooperative partnership

4.1. The Products shall be launched in each country of the Territory subject to the minimum ordering terms this Agreement. The country where each Product shall be introduced first on the market every time shall be Lebanon.

4.4. The Product on the Territory shall be marked as a BP product and labeled from the United States or labeled from the individual country within the framework defined by the registration legislature of a given country.

4.5. The price of deliver shall amount to *****USD for all Product Bottles containing ***** capsules forwarded FOB Los Angeles per Exhibit “A”. Delivery payment terms shall be as specified in points 13.3 of the above Agreement. A Product Bottle shall encompass an approximate one-months supply of ***** capsules, bottled in *****, labeled, sealed, desiccant, cotton.

5. Manufacturing scope and location

5.1. Manufacturing process by TM P shall be in the United States.

5.2. In order to ensure product delivery continuance within the Territory, TMP shall define a manufacturing process from a Certified GMP (Good Manufacturing Process) satisfactory to BP.

6. Deliveries

6.1. Each series of the delivered Product will be accompanied by an Analysis Certificate filed by TMP or an entity completing it on TMP’s commission according to the specifications of the· manufacturer.

6.2. Each delivery shall be accompanied by a Certificate of Origin.

6.3. TMP shall submit to BP any and all documents as necessary and required by the international law concerning the manufacturing process.

6.4. The Parties agree to pass on any and all information, submitting declaration and making any and all other activities as foreseen by law or for the objective of fulfilling the obligations as mandated and required from tl1e Party by law.

7. Prognosis and orders

7.2 BP agrees to and shall place a binding purchase order for the mixture or product with TMP at least ***** months prior to the required delivery date.

7.3. All deliveries shall be made by FOB Los Angeles insurance to be paid by BP. All shipments shall be compliant within the appropriate temperature ranges as defined by the manufacturer. All product bottles shall contain a ***** year expiration time date.

8. Guarantees

8.1. TMP guarantees that any and all Product and substance amounts delivered to BP in accordance to the terms of this Agreement shall be fully compliant with the applicable product specifications.

8.2 TMP herby guarantees and certifies that the Product registration documentation in its possession is:

a) in accordance with the laboratory test results as accurate and complete in all material aspects.

b) in accordance with the requirements of local regulations pertaining to medical foods vital for obtaining a permit to launch the Products in the Territory.

8.3. TMP warrants that the change of the product formula enabling the said product to receive the status of a medical food In the Territory does not impact the efficacy of the Product.

9. Claims and complaints

9.1 Immediately after receiving each Product delivery on BP property, BP shall conduct all appropriate tests in order to find the said delivery meets the applied product specification and shall inform TM P immediately on the results thereof. If TMP shall not receive any notice from BP within 30 days from the Product delivery date, it shall be understood that the delivery has been found by BP to be in accordance with the applicable specifications with the exception of hidden defects In the case of which such complaints are to be filed within 90 days from the date of finding the said defects.

9.2 In an event of a substantiated claim made by BP, TMP shall exchange all amounts of defective products as fast as it is possible at no additional cost to BP.

9.3 In case that the Parties will not be able to agree as to whether or not the delivered product is defected, the case shall be forwarded to an independent third party designated by a mutual agreement whose decision shall be final. The cost incurred for this intervention shall be covered by the Party whose results proved to be mistaken.

10. Indemnification

10.1 TMP shall hold BP harmless from and against any and all a claims, expenses and compensators pertaining to liability for the supplied mixture or manufacturer liability for the Product within a scope in which such claims, compensation or expenses are attributed to TMP’s negligence.

10.2. The Parties shall immediately and mutually inform each other about every claim against either one or both Parties within a reasonable amount of time.

11. Registration documents

11.1. TMP agrees to change the Product formula in order to obtain a registration of the said product as medical food within the Territory pursuant to the registration requirements of the individual countries of the Territory: TMP warrants to BP that the aforementioned changes shall not influence the efficacy of the product.

11.2. Provided that the registration and/or information dossier of the product based on the original formula will be submitted on the day of signing hereof, in order to execute products launching schedule, TM P shall submit to BP registration dossier of the product based on a modified formula, containing all necessary registration documents and samples required by the appropriate authorities within the Territory for the registration of the products as food supplements. The Required documents shall be submitted to BP minimum g (three) months prior to the foreseen date of launching the products on the individual market.
11.3. At this same time the original TMP product (based on the original formula) will be able to be registered in these countries as TMP medical food product.

11.4 BP is entitled to use the Product registration documents submitted by TMP during the period of enforceability of this Agreement.

11.5 BP shall not, without a previous, dearly stated written consent of TM P to:

a) allow any other person to use the TMP registration documents in order to obtain additional other Product registrations within the Territory or anywhere else in the world.

b) file applications for any and all amendments to be made to the registration documents excepting matters of an administrative nature, or

c) use the TMP’s registration documents for any other purpose other than those specified in the above Agreement

12. Trademark

12.1. TMP hereby certifies and warrants that the trademarks are a sole property of TMP. The Parties agree that the registration of trademarks in the Territory shall be completed by BP for its own use under the condition that the said trademarks qualify to be registered within the Territory and that using the said trademarks shall not be in collision with other Products bearing similar names found in the Territory.

12.2. TMP leaves the right of choice to BP’s to whether BP will launch the Products under the TMP trademarks or whether it will sell and market the products under its own trademarks in the Territory. BP’s own trademarks will remain 8P property on the Territory also after the expiration of this Agreement.

13. The product purchase price

13.1. The purchase price during the license period of the first 2 (two) years shall not exceed the amount of $***** USD as calculated by an amount equivalent to one Product containing (***** capsules). Starting year ***** and each year thereafter the cost of Product shall increase by *****per year or the cost of Product shall be adjusted for inflation based upon same rate as published by the United States Bureau of Statistics Consumer Price Index whichever percentage cost is higher.

13.3. The following terms of payment are hereby agreed upon:

a) BP shall pay *****of the order price within ***** days of placing the order with TM P or shall submit a letter of credit issued by a first class bank approved by TMP In an appropriate amount

b) the remaining ***** of the order value shall be payable within ***** days of the product delivery.

13.4 In an event where either of the Parties find that for trade reasons, the Product binding price on the basis of this Agreement needs to be changed then it shall appropriate inform the other Party and the Parties shall commence negotiations regarding the said price. In an event that the Parties determine the new price said agreement shall then be made in writing.

13.5 All future changes on manufacturing cost of TMP products shall reflect itself on the purchasing prices listed above.

14. Principles of granting a sub-license

14.4. Parties which were granted a sub-license shall purchase the products exclusively through BP.

14.5. Prior to commencing negotiations on the subject of a sub-license with potential partners BP shall seek TMP’s opinion which is entitled to issue an opinion regarding the eligibility of such a partner. TMP reserves a veto right regarding the eligibility of a potential partner.

15. License fees and Minimum Product Purchase

15.1. SP shall pay TMP a one-time license Fee payment for the exclusive right to purchase Products in the Territory in the amount of ***** within *****days from the signing of this Distribution Agreement.

15.2. BP shall be required to order a minimum licensed Product purchase starting within *****-months of the signing of this Distribution Agreement and order a minimum of product every calendar year thereafter, An initial minimum Licensed Product purchase of ***** bottles of licensed Product shall be required in order for BP to maintain its exclusivity with the Territory, The Annual Minimum Licensed Product purchase schedule shall be defined below. In the event BP fails to order the minimum licensed Product or make equivalent payment to TMP by September 1st of each calendar year, TMP shall have the right but not the obligation to convert this Agency Agreement to non-exclusive. In the event BP fails to order the minimum licensed Product or make equivalent payment to TMP by December 1st of said calendar year TMP shall have the right but not the obligation to immediately terminate this Agency Agreement by notifying BP by registered or certified us mail delivery.

Annual Minimum licensed Product Purchase.

First year -Within ***** months of this signed Distribution Agreement. ***** bottles of Licensed Product.

Second year –***** bottles of Licensed Product.

Third year and on – ***** bottles of licensed Product and increasing at the rate of ***** for each and every year thereafter.

16. Confidentiality

           TMP may disclose certain confidential information and trade secrets of TMP to BP, however, solely for the purpose of permitting BP to evaluate the intellectual property of TMP. It is agreed by the BP that no copies shall be made of any of the materials provided to the BP by TMP pursuant to this Confidentiality Agreement. In addition, the BP agrees that it shall make no notes, summaries or abstracts of any kind or manner whatsoever of the said materials received by BP from TMP. BP further agrees that it shall not disclose any of the materials delivered to it by. TM P to any individuals other than the individuals who are signatories of this Confidentiality Agreement, without the prior written consent of TMP, and such consent shall not be sought from the TM P until the BP has obtained the written agreement of the said individuals to the term of this Confidentiality Agreement. Upon receipt by the BP from TMP of notice of termination of negotiations, the BP shall, within ten (10) day of receipt of the days notice of termination of negotiations, return to TM P all materials delivered by the TM P to BP, including any notes, summaries and abstracts made by the BP. All information deemed confidential by TMP shall be marked CONFIDENTIAL INFORMATION SUBJECT TO THE Confidentially AGREEMENT. BP shall maintain no materials relating to or which refer to the confidential information and trade secrets delivered to the BP by TMP. The foregoing obligations of confidentiality and non-use shall continue for three (3) years after the expiration of this confidentiality Agreement. The obligations shall not apply to any information which: (a) is not or hereafter comes into the public domain otherwise than by breach of this Agreement or (b) is already in the. possession of the BP other than as a result of having received it from the TMP and as shown by written records, or (c) is brought to the BP by a third party who does not require that it be maintained confidential by the BP, or (d) is independently developed by the BP without use or access to the information of TMP.

17. Duration of and Expiration of the Agreement

Term. The term of this Agreement shall be one (1) years from the Effective Date. This Agreement shall automatically renew for successive one (1) year terms.

17.1 Mutual Termination. This Agreement may be terminated at any time upon the written mutual consent of the parties.

17.2 Termination For Cause. Either party may terminate this Agreement at any time by giving written notice via certified mail to the other party if:

(a)           The other party to this Agreement violates any of Its obligations or warranties under the terms of this Agreement, provided that the non-violating party shall provide the violating party thirty (30) days prior written notice (the (“Default Notice”) of the nature of the default or breach. Failure to serve such notice shall not be deemed to be a waiver of any breach of any covenant or stipulation under this Agreement. Such termination of the Agreement shall become effective unless the violations complained of shall be completely remedied to the reasonable satisfaction of the non-violating party within thirty (30) days after the date of the Default Notice. If the violation complained of shall be of a kind that a remedy or cure cannot effectively restore the prior circumstances.’ the Default Notice shall state that the violation is not curable and this Agreement shall terminate on the date of the Default Notice. The termination of the Agreement shall be without prejudice to any rights that either party may otherwise have against the other party under this Agreement or under law; or

(b)           The other party applies for or consents to the appointment of a receiver, trustee or liquidator of the other party or of all or a substantial part of I)is, her or its assets, or makes a genera I assignment for the benefit of creditors, takes advantage of any insolvency law, declares bankruptcy or becomes subject to an involuntary bankruptcy proceeding, becomes insolvent or commences liquidation, or ceases his, her or its operations for any reasons.

17.3        Termination. Upon termination of this Agreement, Distributor will refrain from any further sale or use of Products or Product materials including, but not limited to words, devices, designs and symbols, similar to the Products or in any way associated with PTL.

18. Force Majeure

18.1 A Party shall not be held responsible for not completing any of its obligations if it can prove that the cause for the above inability to complete the said obligations was cause by an obstacle beyond the Party’s control and that it could not have been reasonably expected that such an obstacle would be taken into consideration when entering into the above Agreement or that it or its consequences could have been avoided or overcome.

18.2 The above obstacles shall, among other encompass the following; war I armed conflict (declared or undeclared), an uprising, riots, social unrests, or any other executive, regulatory or legislative act passed in the name of or by the government a de jure or de facto, which would not allow to fulfill the conditions of the above Agreement in their entirety or in part.

18.3 If the inability to fulfill the said obligations by a party is a result of a n inability to fulfill the obligations by a third party, which is engaged to fulfill the above Agreement in its entirety or in part, the Party shall not be held responsible only in the case as follows: a) if the party is released from responsibility pursuant to the previous paragraph or b) the person, which the Party engaged would be released from responsibility if the stipulations of the said paragraph were applied to the said person.

18.4 The release from responsibility as per the above Article is effective for the duration of the period during which the said obstacle exists.

18.5 The Party not fulfilling its obligations must notify the other Party about the obstacle and its influence on the ability of the Party to fulfill its obligations. If the said notice is not given by the Party, which cannot fulfill its obligations within a reasonable amount of time after which the party was fully aware or should have been aware of the said obstacle, then the Party will be held responsible and charged with a compensation penalty resulting from the above said unfulfilled obligations.

19. Transfer

The above Agreement cannot be transferred in its entirety or in part by BP without a prior written consent of TM P where the said consent shall not be unjustifiably delayed or withheld.

20. Travel and Support

20.1 TMP will use its best efforts to provide BP training and support concerning its proprietary products and technology. TMP shall provide information to BP concerning treatment protocols for medical foods as standalone treatment and treatment protocols for generic pharmaceutics used in conjunction with medical foods for treatment of certain disease states.

TM shall supply BP with all advertising material of their own, including but not limited to, promotion videos, brochures, flyers, advertising pictures at TMP’s expenses. TMP shall furnish BP with free samples for each initial product order to assist in introducing TM P products into the Territory. It is agreed that free sample shall be limited to a maximum of ***** for each (first time) initial product order.

20. Governing Law

The License Agreement shall be constructed according to law being binding and enforceable Los Angeles, California.

21. Successors and Assignees

The above Agreement shall be binding and beneficial for the successors and assignees of each of the Parties of this Agreement with mandating restrictions regarding transfers contained and defined within this Agreement.

22. Divisibility

No part, contained within the above Agreement shall be interpreted as requiring commissioning any activity not being in accordance with the law. Wherever there is a conflict between any and all determinations made within the above Agreement and its current and future statutes, laws, enactments or regulations against which the Parties do not have the subjective rights to enter into a contract, the latter shall be binding, however, in that case stipulation and determinations of this Agreement subjected to the above legal issues shall be reduce and limited only to the necessary scope as to fulfill the legal requirements. In an event when any part, article, paragraph, sentence, pat or clause of the above

Agreement shall be found as invalid or in any other way unfeasible then the invalid or unfeasible determination shall be considered as removed and the remaining part of the Agreement shall remain fully binding and effective. If any tribunal, court or an appropriate jurisdiction shall find any of the determinations in the above Agreement as unfeasible, the said determination then shall be amended only In the necessary scope as to become feasible within the above Agreement shall be valid and feasible and the parties of the Agreement agree to be bound by the above Agreement and fulfill its terms and conditions pursuant to and with all the changes.

24. Language

The above Agreement has been written in English in an event of a dispute, the English version shall prevail.

In witness thereof the Parties devised the above Agreement on the first date given at the top of this document by their duly authorized higher officials.

Targeted Medical Pharma

/s/ Kim Giffoni		3-29-2010

It’s	President and COO	DATE

BioMatrix Pharma

/s/ Amer Saker		4-16-2010

It’s	COO	DATE

EXHIBIT “A”

The following Licensed Products are incorporated into this Agency Agreement:

*****